                                   Exhibit 21

                           NB&T FINANCIAL GROUP, INC.

                         SUBSIDIARIES OF THE REGISTRANT

                              At December 31, 2002

                                      STATE OF       PERCENTAGE
NAME OF CORPORATION                 INCORPORATION   OF OWNERSHIP
---------------------------------   -------------   ------------

The National Bank & Trust Company       Ohio            100%

NB&T Insurance Agency Group, Inc.       Ohio            100%

NB&T Insurance Agency, Inc.             Ohio            100%

NB&T Statutory Trust I                  Ohio            100%

                                       69